As filed with the Securities and Exchange Commission on July 14, 2016.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

INTEROIL CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

Yukon, Canada	None.
(State or Other Jurisdiction of Incorporation or organization)	(I.R.S. Employee Identification Number)

163 Pengang Road #06-02 Winsland House II Singapore	238463
(Address of Principal Executive Offices)	(Zip Code)

InterOil Corporation 2016 Stock Incentive Plan

(Full Title of the Plan)

CT Corporation System

111 Eighth Avenue

New York, New York 10011

(Name and address of Agent for Service)

+65 6507-0222

(Telephone Number, Including Area Code, of Agent for Service)

Copies to:

William B. Nelson

Haynes and Boone, LLP

1221 McKinney Street, Suite 2100

Houston, Texas 77010

(713) 547-2084

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒	Accelerated filer	☐

Non-accelerated filer	☐	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)(2)	Proposed Maximum Offering Price Per Share (3)	Proposed Maximum Aggregate Offering Price (3)	Amount of Registration Fee (3)
Common Shares, no par value	2,000,000	$47.96	$95,920,000	$9,659.14
(1)	Pursuant to Rule 416(c) promulgated under the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall be deemed to cover an indeterminate number of additional common shares, no par value (the “Common Shares”), of InterOil Corporation (the “Registrant”) that may become issuable as a result of any stock split, stock dividend, recapitalization or similar transaction pursuant to anti-dilution and adjustment provisions of the InterOil Corporation 2016 Stock Incentive Plan (the “2016 Plan”) described herein.

(2)	Out of the total of 2,000,000 Common Shares being registered in this Registration Statement, 461,759 Common Shares (the “Carryover Shares”) were previously available for future grant under prior plans of the Registrant, and 1,538,241 Common Shares are being newly registered herewith under the 2016 Plan. See “Explanatory Statement.”

(3)	Estimated solely for the purpose of calculating the amount of the registration fee, pursuant to paragraphs (c) and (h) of Rule 457 of the General Rules and Regulations under the Securities Act, based on a price of $47.96 per share, which price is the average of the high and low sale prices of the Registrant’s Common Shares on the New York Stock Exchange on July 12, 2016.

EXPLANATORY STATEMENT

Out of the total 2,000,000 Common Shares being registered in this Registration Statement, 461,759 are Carryover Shares and 1,538,241 Common Shares are being newly registered herewith. The Carryover Shares were previously registered for use pursuant to the Registrant’s 2009 Stock Incentive Plan (the “2009 Plan”) under the Registration Statement on Form S-8 (File No. 3333-162139), filed with the Commission on September 25, 2009. None of the Carryover Shares may be issued under the 2009 Plan and may only be issued under the 2016 Plan.

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PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information.*

Item 2. Registrant Information and Employee Plan Annual Information.*

*	Information required by Part I to be contained in the Section 10(a) prospectus is omitted from this Registration Statement and will be sent or given to participants in the InterOil Corporation 2016 Stock Incentive Plan in accordance with Rule 428(b)(1) under the Securities Act of 1933, as amended (the “Securities Act”) and the Note to Part I of Form S-8.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The following documents filed by InterOil Corporation (the “Registrant”) with the Securities and Exchange Commission (the “Commission”) are incorporated herein by reference:

•	Audited comparative consolidated financial statements for the years ended December 31, 2015, 2014 and 2013, together with the auditors’ notes thereon.

•	Management Discussion and Analysis, dated March 30, 2016, for the year ended December 31, 2015.

•	Annual Information Form dated March 30, 2016 for the year ended December 31, 2015.

•	Information Circular dated April 25, 2016 relating to the annual and special meeting of shareholders held on June 14, 2016.

•	Unaudited Condensed Consolidated Interim Financial Statements for the quarter ended March 31, 2016 and 2015.

•	Management Discussion and Analysis, dated May 13, 2016 for the three-month period ended March 31, 2016.

•	Reports of Foreign Private Issuer on Forms 6-K and 6-K/A filed January 6, January 21, January 29, March 3, March 16, March 30, April 1, April 14, April 21, May 4, May 5, May 5, May 9, May 13, May 13, May 13, May 17, May 17, May 20, May 20, May 26, May 26, May 26, May 26, May 31, May 31, June 1, June 1, June 1, June 3, June 10, June 13, June 14, June 30, June 30, June 30, June 30, and July 12, 2016.

•	The description of the Registrant’s Common Shares set forth in the Registration Statement on Form 8-A filed on March 27, 2009 with the Commission pursuant to Section 12 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), including any future amendment or report filed for the purpose of updating such description.

Except to the extent that information is deemed furnished and not filed pursuant to securities laws and regulations, all documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

In addition, the Registrant will incorporate by reference certain future materials furnished to the Commission on Form 6-K, but only to the extent specifically indicated in those submissions or in a future post-effective amendment hereto. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 6. Indemnification of Directors and Officers.

Section 30 of the By-laws No. 2 of the Registrant provides, with regard to indemnity and insurance under the Business Corporations Act of the Yukon Territory, Canada (the “Act”), as follows:

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“30. (1) The Corporation shall indemnify a director or officer, a former director or officer or any other individual permitted by the Act to be so indemnified in the manner and to the fullest extent permitted by the Act. Without limiting the generality of the foregoing, subject to the provisions of the Act, except in respect of an action by or on behalf of the Corporation or body corporate to procure a judgment in its favour, the Corporation shall indemnify a director or officer of the Corporation, a former director or officer of the Corporation or a person who acts or acted at the Corporation's request as a director or officer of a body corporate of which the Corporation is or was a shareholder or creditor (or, if permitted by the Act, of another entity or an individual acting in a similar capacity of another entity) and the director's or officer's (or, if permitted by the Act, such individual's) heirs and legal representatives, against all costs, charges and expenses, including costs incurred in the defence of an action or proceeding and an amount paid to settle an action or satisfy a judgment, reasonably incurred by such director or officer in respect of any civil, criminal or administrative action or proceeding (or, if permitted by the Act, any investigative action or proceeding) to which the director or officer (or, if permitted by the Act, such individual) is made a party (or, if permitted by the Act, is otherwise involved) by reason of being or having been a director or officer of the Corporation or body corporate (or, if permitted by the Act, is otherwise involved because of that association with the Corporation or other entity), if:

(a)	the director or officer (or, if permitted by the Act, such individual) acted honestly and in good faith with a view to the best interests of the Corporation (or, if permitted by the Act, as the case may be, to the best interests of the other entity for which the individual acted as director or officer or in a similar capacity at the Corporation's request); and

(b)	in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, the director or officer (or, if permitted by the Act, such individual) had reasonable grounds for believing that the director's or officer's (or, if permitted by the Act, such individual's) conduct was lawful.

(2) The Corporation shall, subject to the approval of the Supreme Court (as defined in the Act), indemnify a person referred to in Paragraph 30(1) hereof in respect of an action by or on behalf of the Corporation or a body corporate (or, if permitted by the Act, other entity) to procure a judgment in its favour, to which such person is made a party by reason of being or having been a director or an officer of the Corporation or body corporate (or, if permitted by the Act, because of the person's association with the Corporation or other entity as described in Paragraph 30(1)), against all costs, charges and expenses reasonably incurred by the person in connection with such action if such person fulfills the conditions set out in Paragraph 30(1)(a) and (b) hereof.

(3) The Corporation may purchase and maintain insurance for the benefit of any person referred to in Paragraph 30(1) to the extent permitted by the Act.”

The provisions of Section 30 of the Registrant’s By-Laws No. 2 are in accordance with sections 126 (1) and (2) of the Act, which deal with indemnification of directors and officers against actions by third parties and indemnification of directors and officers against actions by the corporation.

The Registrant enters into indemnification agreements with members of its board of directors and it officers (each an “Indemnitee”). Each indemnification agreement requires the Registrant to indemnify each Indemnitee to the fullest extent permitted by the law for any losses the Indemnitee suffers or incurs as it relates to Indemnitee’s status, acts or omissions as a director and/or officer of the Registrant or any of its subsidiaries. Under each indemnification agreement, the Registrant has agreed to pay, in advance of the final disposition of any such action or proceeding, expenses (including attorneys’ fees) incurred by each Indemnitee in defending or otherwise responding to such action or proceeding. The Registrant has agreed to advance funds to the Indemnitee prior to the incurrence of such expenses in order that they may timely pay such expenses as they arise. The indemnification agreements provide for procedures to determine whether the Indemnitees have satisfied the applicable standards of conduct that would entitle them to indemnification. If there is a question as to whether the Indemnitee has satisfied the applicable standard of conduct, the advance shall be in a form of an unsecured loan bearing interest calculated at a rate equal to the prime commercial lending rate that becomes payable to the Registrant upon a determination such standard of conduct was not met. The contractual rights to indemnification provided by the indemnification agreements are subject to the limitations and conditions specified in those agreements, and are in addition to any other rights the Indemnitees may have under the Registrant’s articles of continuance and by- laws (each as amended from time to time) and applicable law.

The Registrant also maintains directors’ and officers’ liability insurance.

Insofar as indemnification for liabilities arising from the Securities Act may be permitted to directors, officers or persons controlling the Registrant pursuant to the foregoing provisions, the Registrant has been informed that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act, and is therefore unenforceable.

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Item 8. Exhibits.

Exhibit Number	Description

4.1	Articles of Continuance of the Company (incorporated by reference to Appendix B of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 60K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No.1 of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed May 7, 2013).

4.4	By-Law No.2 of the Company (incorporated by reference to Exhibit 99.2 of the Company’s Report of Foreign Private Issuer on Form 6-K filed May 7, 2013).

4.5	Shareholder Rights Plan Agreement, dated as of April 24, 2013, between the Company and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.3 of the Company’s Report of Foreign Private Issuer on Form 6-K filed May 7, 2013).

4.6	Specimen Stock Certificate of the Company’s Common Shares (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form 8-A filed March 27, 2009).
4.7	Form of Rights Certificate (attached as Schedule A to the Shareholder Rights Plan Agreement filed as Exhibit 4.5).

5.1	Opinion of Lackowicz & Hoffman, as to the legality of the securities registered hereby (filed herewith).

23.1	Consent of PricewaterhouseCoopers (filed herewith).

23.2	Consent of Lackowicz & Hoffman (included in Exhibit 5.1).

23.3	Consent of GLJ Petroleum Consultants Limited (filed herewith).

23.4	Consent of RISC Operations Pty Limited (filed herewith).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	InterOil Corporation 2016 Stock Incentive Plan (incorporated by reference from Appendix E of the Registrant’s Management Information Circular filed as Exhibit 99.3 to Form 6-K, filed with the Commission on May 5, 2016).

Item 9. Undertakings.

(a)	The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of a prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

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(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)	The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of its annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to its directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by the Registrant is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

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SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Singapore, Singapore, on July 14, 2016.

INTEROIL CORPORATION.

By:	/s/ Michael Hession
Michael Hession
Chief Executive Officer and Director

POWER OF ATTORNEY

Each of the undersigned constitutes and appoints Michael Hession or Donald Spector, or either of them acting individually, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign this registration statement and any and all amendments to this registration statement (including post-effective amendments) and to file same, with all exhibits thereto and other documents in connection therewith, with the Commission, and/or any state securities department or any other federal or state agency or governmental authority granting unto such attorney-in-fact and agent full power to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully and to all extents and purposes as he might or could do in person, hereby ratifying and confirming all that such attorney-in-fact and agent, or his substitute or substitutes, may do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

By:	/s/ Michael Hession	Date: July 5, 2016
Michael Hession Director and Chief Executive Officer

By:	/s/ Donald Spector	Date: July 5, 2016
Donald Spector Chief Financial Officer

By:	/s/ Christopher Finlayson	Date: July 5, 2016
Christopher Finlayson, Chairman and Director

By:	/s/ Isikeli Reuben Taureka	Date: July 5, 2016
Isikeli Reuben Taureka, Director

By:	/s/ Ford Nicholson	Date: July 5, 2016
Ford Nicholson, Deputy Chairman and Director

By:	/s/ Sir Rabbie L. Namaliu	Date: July 5, 2016
Sir Rabbie L. Namaliu, Director

By:	/s/ Sir Wilson Kamit	Date: July 5, 2016
Sir Wilson Kamit, CBE, Director

By:	/s/ (William) Ellis Armstrong	Date: July 5, 2016
(William) Ellis Armstrong, Director

By:	/s/ Yap Chee Keong	Date: July 5, 2016
Yap Chee Keong, Director

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EXHIBIT INDEX

Exhibit Number	Description

4.1	Articles of Continuance of the Company (incorporated by reference to Appendix B of Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 60K filed June 1, 2007).

4.2	Articles of Amendment (Schedule of Series Provisions Series A Preferred Shares) to Articles of Continuance of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed November 27, 2007).

4.3	By-Law No.1 of the Company (incorporated by reference to Exhibit 99.1 of the Company’s Report of Foreign Private Issuer on Form 6-K filed May 7, 2013).

4.4	By-Law No.2 of the Company (incorporated by reference to Exhibit 99.2 of the Company’s Report of Foreign Private Issuer on Form 6-K filed May 7, 2013).

4.5	Shareholder Rights Plan Agreement, dated as of April 24, 2013, between the Company and Computershare Investor Services Inc., as Rights Agent (incorporated by reference to Exhibit 99.3 of the Company’s Report of Foreign Private Issuer on Form 6-K filed May 7, 2013).
4.6	Specimen Stock Certificate of the Company’s Common Shares (incorporated by reference to Exhibit 4.5 of the Company’s registration statement on Form 8-A filed March 27, 2009).
4.7	Form of Rights Certificate (attached as Schedule A to the Shareholder Rights Plan Agreement filed as Exhibit 4.5).

5.1	Opinion of Lackowicz & Hoffman, as to the legality of the securities registered hereby (filed herewith).

23.1	Consent of PricewaterhouseCoopers (filed herewith).

23.2	Consent of Lackowicz & Hoffman (included in Exhibit 5.1).

23.3	Consent of GLJ Petroleum Consultants Limited (filed herewith).

23.4	Consent of RISC Operations Pty Limited (filed herewith).

24.1	Powers of Attorney (included on signature page to this Registration Statement).

99.1	InterOil Corporation 2016 Stock Incentive Plan (incorporated by reference from Appendix E of the Registrant’s Management Information Circular filed as Exhibit 99.3 to Form 6-K, filed with the Commission on May 5, 2016).

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